Exhibit 14

LONGDUODUO COMPANY LIMITED

CODE OF BUSINESS CONDUCT AND ETHICS

November 30, 2023

Longduoduo Company Limited (the “Company”) is adopting this Code of Business Conduct and Ethics (the “Code”) to formalize the Company’s continuing expectations regarding ethical conduct. This Code applies to the directors, officers and employees of the Company and each of its subsidiaries.

This Code is intended to satisfy the requirements of Section 406 of the Sarbanes-Oxley Act of 2002, regarding the adoption of a code of ethics for senior officers, the Nasdaq Stock Market listing standards regarding the adoption of a code of conduct for directors, officers and employees, and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Honest and Ethical Conduct

The Company is committed to conducting its business in accordance with the highest ethical principles. Each director, officer and employee is expected to conduct his or her affairs with uncompromising honesty and integrity. Specifically, each director, officer and employee must:

(i)	Adhere to a high standard of honesty and integrity and not seek competitive advantage through unlawful or unethical business practices.

(ii)	Become familiar with, and conduct the Company’s business in compliance with, applicable governmental laws, rules, and regulations.

(iii)	Treat all customers and suppliers honestly.

(iv)	Promote equal opportunity for all directors, officers and employees while providing a work environment free of any form of discrimination or harassment.

(v)	Safeguard and properly use the Company’s proprietary information assets and other resources.

(vi)	Maintain confidentiality of nonpublic information and not act on such information for personal gain.

(vii)	Maintain the skills necessary and relevant to serve the Company’s needs.

(viii)	Achieve responsible use of and control over all assets and resources employed by or entrusted to each such person.

(ix)	Promptly report to the Audit Committee any violation of this Code.

Conflicts of Interest

Each director, officer and employee has an obligation to act in the best interests of the Company and is expected to avoid engaging in activities that create an actual or apparent conflict between his or her personal interests and the interests of the Company. A conflict of interest may arise when a director, officer or employee takes an action or has a personal interest that may influence his or her objectivity or the exercise of sound, ethical business judgment. The following situations are examples of conflict of interest situations:

(a)	Owning or holding a substantial financial interest in a company which has material business dealings with the Company or which engages in any significant line of business engaged in by the Company.

(b)	Acting as a director or officer for any business enterprise with which the Company has a competitive or significant business relationship, unless so requested or approved by the Company.

(c)	Accepting gifts, payments, or services of significant value from those seeking to do business with the Company.

(d)	Knowingly competing with the Company in the purchase or sale of property or diverting from the Company a business opportunity in which the Company has or is likely to have an interest.

(e)	Placing of Company business with a firm owned or controlled by a Company employee, officer or director without the prior specific approval of the Board of Directors (the “Board”).

It is the Company’s policy that actual or apparent conflicts of interest are to be avoided if possible and must be fully disclosed to the full board of directors. Any material transaction or relationship involving a potential conflict of interest must be approved in advance by the board. In addition, each “related party transaction” of the Company must be reviewed and approved by the Audit Committee. For these purposes, a “related party transaction” shall be determined in accordance with the following definitions:

“Immediate Family Member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a person, and any person (other than a tenant or an employee) sharing the household of such person.

“Related Party” means any person who is or was (since the beginning of the last fiscal year for which the Company has filed an Annual Report on Form 10-K and proxy statement, even if such person does not presently serve in that role) an executive officer, director or nominee for director of the Company, any shareholder owning more than 5% of any class of the Company’s voting securities, or an Immediate Family Member of any such person.

“Related Party Transaction” means any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which (i) the Company or any of its subsidiaries is or will be a participant, and (ii) any Related Party has or will have a direct or indirect interest. This also includes any material amendment or modification to an existing Related Party Transaction.

Disclosure

The Company’s public filings, including its filings with the SEC, must be full, fair, accurate, timely, and understandable. Depending on his or her position with the Company, any director, officer or employee may be called upon from time to time to provide information necessary to achieve this objective. The Company expects each director, officer and employee to take this responsibility very seriously and to provide full, fair, and accurate information upon request in a timely and understandable manner.

Each director, officer and employee must promptly bring to the attention of the Company’s Audit Committee any material information of which that individual has become aware that affects the disclosures made by the Company in its public filings or otherwise, and to otherwise assist the Audit Committee in fulfilling its responsibilities.

In addition, each director, officer and employee must promptly bring to the attention of the Audit Committee any information that the individual may have concerning (a) deficiencies in the design or operation of the Company’s internal controls which could materially affect the Company’s ability to record, process, summarize, and report financial data or (b) any fraud, whether or not material, that involves any officer, or that involves an employee who has a significant role in the Company’s financial reporting, disclosures, or internal controls.

Compliance with Laws

The Company has always required that all of its employees conduct the Company’s operations in accordance with all applicable governmental laws, rules and regulations. Each director, officer and employee has the obligation to understand those laws, rules and regulations that apply to them in the performance of their jobs and to take such steps as are necessary to ensure that the Company’s operations with which they are involved are conducted in conformity with those laws. The failure of a director, officer or employee to strictly adhere to the letter and the spirit of the law could result in both personal and corporate criminal liability.

Reporting and Accountability

Each director, officer and employee is personally accountable for his or her adherence to this Code. Any violation of the Code must be promptly reported to the Audit Committee.

Upon receiving a report alleging a violation of the Code, the Audit Committee, or its designee, shall investigate the alleged violation of this Code. In the event the Audit Committee determines that a violation has occurred, the Audit Committee shall make a recommendation to the board of directors of the action to be taken. The board of directors shall make the final determination of the action to be taken, provided that any board member alleged to have violated this Code shall not be entitled to vote on such action. Such action may include, if appropriate, termination of employment and reporting of violations to applicable government authorities.

Waiver

Any waiver of this Code for executive officer or directors may be made only by the board of directors. Such waivers must be disclosed to stockholders to the extent required by applicable law.

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